                                                                    EXHIBIT 11.1

                 EXHIBIT 11.1 -- COMPUTATION OF PER SHARE LOSS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           QUARTER
                                           YEAR ENDED       ENDED
                                          DECEMBER 31,    MARCH 31,
                                              1996          1997
                                          ------------    ---------
PRO FORMA NET LOSS PER SHARE:
  Net loss..............................    $(3,485)       $ (388)
                                            =======        ======
  Weighted average common shares
     outstanding........................      5,274         5,190
  Assumed conversion of Series A
     preferred stock into common stock
     on date of issuance................        758         1,538
  Application of SAB 83 for preferred
     stock, common stock, stock options
     and warrants issued subsequent to
     June 1, 1996.......................      1,170           753
                                            -------        ------
  Pro forma weighted average number of
     common shares and common share
     equivalents outstanding............      7,202         7,481
                                            =======        ======
  Pro forma net loss per common share...    $ (0.48)       $(0.05)
                                            =======        ======
SUPPLEMENTAL PRO FORMA NET LOSS PER
  SHARE:
  Net loss..............................    $(3,485)       $ (388)
  Pro forma interest expense adjustment
     reflecting repurchase of debt with
     proceeds from offering.............        539           131
                                            -------        ------
  Supplemental pro forma net loss.......    $(2,946)       $ (257)
                                            =======        ======
  Weighted average common shares
     outstanding (excluding options and
     common share equivalents)..........      5,274         5,190
  Assumed conversion of Series A
     preferred stock into common stock
     on date of issuance................        758         1,538
  Application of SAB 83 for preferred
     stock, common stock, stock options
     and warrants issued subsequent to
     June 1, 1996.......................      1,170           753
  Assumed issuance of shares needed to
     repurchase debt of $5.4 million....        542
  Assumed issuance of shares needed to
     repurchase debt of $5.2 million....                      525
                                            -------        ------
  Pro forma weighted average shares used
     in the supplemental pro forma net
     loss per share calculation.........      7,744         8,006
                                            =======        ======
  Supplemental pro forma net loss per
     share..............................    $ (0.38)       $(0.03)
                                            =======        ======